                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                    [ ]  Confidential, for Use of the Commission Only
                                                        (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PROMUS HOTEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                 (PROMUS LOGO)

     755 CROSSOVER LANE - MEMPHIS TENNESSEE 38117-4900 - PHONE 901-374-5000

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1999

To our Shareholders:

     The 1999 Annual Meeting of Shareholders of Promus Hotel Corporation (the "Company") will be held in the Winegardner Auditorium at Dixon Gallery & Gardens, 4339 Park Avenue, Memphis, Tennessee, on April 30, 1999, beginning at 11:00 a.m. (Memphis time), for the following purposes:

     1. to elect five Class II directors to serve on the Company's Board of Directors for a three-year term;

     2. to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

     3. to transact any other business that properly comes before the meeting.

     Shareholders of record at the close of business on March 5, 1999, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof.

     You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope.

                                          By Order of the Board of Directors,
                                          /s/ J. KENDALL HUBER
                                          J. Kendall Huber
                                          Secretary

March 29, 1999

                             YOUR VOTE IS IMPORTANT

TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THE MEETING...........................................    1
  What is the purpose of the meeting?.......................    1
  Who is entitled to vote?..................................    1
  Who can attend the meeting?...............................    1
  What constitutes a quorum?................................    1
  How do I vote?............................................    2
  Can I change my vote after I return my proxy card?........    2
  What are the Board's recommendations?.....................    2
  What vote is required to approve each item?...............    2

STOCK OWNERSHIP.............................................    3
  Who are the largest owners of the Company's common
     stock?.................................................    3
  How much common stock do the Company's directors and
     executive officers own?................................    4
  Compliance with Section 16(a) Filing Requirements.........    5

ITEM 1 -- ELECTION OF DIRECTORS.............................    6
  General Information.......................................    6
  Directors Standing for Election...........................    6
  Directors Continuing in Office............................    7
  How often did the Board of Directors meet in 1998?........    8
  How does the Board of Directors operate?..................    8
  How are directors compensated?............................   10
  Compensation Committee Interlocks and Insider
     Participation..........................................   11
  Certain Relationships and Related-Party Transactions......   11

EXECUTIVE OFFICER COMPENSATION..............................   12
  Report of the Human Resources Committee on Executive
     Compensation...........................................   12
  Summary Compensation Table................................   14
  Stock Option Grants in 1998...............................   16
  Stock Option Exercises and Values for 1998................   17
  Retirement Plans..........................................   17
  Employment Agreements.....................................   18
  Severance Agreements......................................   19
  Retention Agreements......................................   21
  Comparison of Total Shareholder Returns...................   22

ITEM 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS....   23

OTHER MATTERS...............................................   23

ADDITIONAL INFORMATION......................................   23
  Solicitation of Proxies...................................   23
  Shareholder Proposals for 2000 Annual Meeting of
     Shareholders...........................................   23

                                 (PROMUS LOGO)

     755 CROSSOVER LANE - MEMPHIS TENNESSEE 38117-4900 - PHONE 901-374-5000

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1999

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Promus Hotel Corporation (the "Company") for use at the 1999 Annual Meeting of Shareholders to be held in the Winegardner Auditorium at Dixon Gallery & Gardens, 4339 Park Avenue, Memphis, Tennessee, on April 30, 1999, beginning at 11:00 a.m. (Memphis time), and at any postponement or adjournment thereof. This Proxy Statement and the enclosed proxy card, together with the Company's 1998 Annual Report to Shareholders, are first being sent to the shareholders of the Company entitled to vote at the meeting on or about March 29, 1999.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE MEETING?

     At the meeting, shareholders will act upon the matters outlined in the accompanying Notice of 1999 Annual Meeting of Shareholders. These matters include (1) election of five Class II directors to serve on the Company's Board of Directors for a three-year term; and (2) ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. In addition, the Company's management will report on the performance of the Company during 1998 and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date, March 5, 1999, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on that date at the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on at the meeting.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date or their duly appointed proxies, together with their guests, may attend the meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company's common stock outstanding on the record date will constitute a quorum, thereby permitting the shareholders to conduct their business at the meeting. As of the record date, there were 84,006,509 outstanding shares of common stock. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person at the meeting. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy from the broker or other nominee that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy card bearing a later date. "Street name" shareholders must contact their broker or other nominee and follow their instructions if they wish to change their vote. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board's recommendations, together with a description of each item, are set forth in this Proxy Statement. In summary, the Board recommends a vote:

     - for election of the nominated slate of five Class II directors to serve on the Company's Board of Directors for a three-year term (see page 6); and

     - for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999 (see page 23).

     With respect to any other item of business that properly comes before the meeting, the proxy holders will vote your shares as recommended by the Board of Directors or, if no recommendation is given, as they may determine in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purpose of determining whether there is a quorum.

     OTHER ITEMS. For ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, and for each other item of business that properly comes before the meeting, the affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the item will be required for approval. A properly executed proxy card marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for the purpose of determining whether there is a quorum. An abstention, therefore, will have the effect of a negative vote.

     In general, if you hold shares of common stock in "street name" through a broker or other nominee, and if your broker or other nominee is not instructed or otherwise empowered to vote your shares at a meeting with respect to a particular matter, then your shares will constitute "broker non-votes" as to such matter. However, there will be no "broker non-votes" at this meeting, because the nature of the matters to be acted upon by the shareholders at this meeting is such that your broker or other nominee will have discretion to vote your shares even in the absence of express instructions from you.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S COMMON STOCK?

     The table below shows the amount of common stock of the Company beneficially owned as of December 31, 1998 (except as otherwise noted below) by each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

                                                                                        PERCENTAGE
                                                               NUMBER OF SHARES         OF SHARES
                      NAME AND ADDRESS                        BENEFICIALLY OWNED      OUTSTANDING(6)
                      ----------------                        ------------------      --------------
Massachusetts Financial Services Company....................      10,185,538(1)            12.2%
  500 Boylston Street
  Newark, New Jersey 02116-3741
GE Entities.................................................       9,101,260(2)            10.9
  3003 Summer Street
  Stamford, Connecticut 06904
The Prudential Insurance Company of America.................       8,766,394(3)            10.5
  751 Broad Street
  Newark, New Jersey 07102-3777
Southeastern Asset Management, Inc..........................       6,703,100(4)             8.0
  6410 Poplar Avenue, Suite 900
  Memphis, Tennessee 38119
Putnam Investments, Inc.....................................       5,809,658(5)             7.0
  One Post Office Square
  Boston, Massachusetts 02109

---------------

(1) Massachusetts Financial Services Company ("MFS") is a registered investment adviser. The shares of common stock shown in the table are beneficially owned by MFS as well as certain non-reporting entities. The source of this information is Amendment No. 2 to the Schedule 13G filed by MFS with the Securities and Exchange Commission (the "SEC") on February 11, 1999.

(2) The shares of common stock shown in the table are beneficially owned by a group (the "GE Entities") consisting of General Electric Company ("GE") and the following affiliated entities: GE Investment Hotel Partners I, Limited Partnership ("GEHOP"); GE Investment Management Incorporated, a wholly owned subsidiary of GE ("GEIM"); Trustees of the General Electric Pension Trust ("GEPT"); General Electric Investment Corporation, a wholly owned subsidiary of GE ("GEIC"); and DTPT Investment Corporation, a wholly owned subsidiary of GEPT ("DTPT"). The shares of common stock shown consist of 6,049,226 shares held by GEHOP, 20,000 shares issuable to GEHOP upon the exercise of vested options, 1,755 shares held by GEIM, 137,492 shares held by GEPT, 2,500 shares issuable to GEPT upon the exercise of vested options, 2,627,534 shares held by DTPT, and 262,753 shares issuable to DTPT upon the exercise of vested warrants. John H. Myers, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of GEIM and GEIC and is a trustee of GEPT. GEIM is the general partner of GEHOP. GEIC is an investment adviser to GEPT. GE disclaims beneficial ownership of the shares of common stock owned beneficially and of record by GEHOP, GEIM, GEPT, GEIC and DTPT; GEHOP and GEIM disclaim beneficial ownership of the shares owned beneficially and of record by GEPT, GEIC and DTPT; and GEPT, GEIC and DTPT disclaim beneficial ownership of the shares owned beneficially and of record by GEHOP and GEIM. The sources of this information are the
    Schedule 13D filed by the GE Entities with the SEC on December 29, 1997, supplemented by subsequent SEC filings and discussions with representatives of the GE Entities.

(3) The Prudential Insurance Company of America ("Prudential") is an insurance company and a registered investment adviser. The shares of common stock shown in the table are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential disclaims beneficial ownership of all such shares. The source of this information is Amendment No. 2 to the Schedule 13G filed by Prudential with the SEC on February 27, 1999.

(4) Southeastern Asset Management, Inc. ("Southeastern") is a registered investment adviser. The shares of common stock shown in the table are owned legally by Southeastern's investment advisory clients. Southeastern disclaims beneficial ownership of all such shares. The source of this information is the Schedule 13G filed by Southeastern with the SEC on February 8, 1999, supplemented by discussions with representatives of Southeastern. Beneficial ownership is reported as of February 28, 1999.

(5) Putnam Investments, Inc. ("PI") is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), and owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to PI's family of mutual funds; and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to PI's institutional clients. The shares of common stock shown in the table are owned beneficially by clients of PIM and PAC which may include registered investment companies, employee benefit plans, pension funds, endowment funds, or other institutional clients. MMC and PI disclaim beneficial ownership of all such shares of common stock. The source of this information is an Amendment to the Schedule 13G filed by PI, MMC, PIM and PAC with the SEC on February 11, 1999.

(6) The percentages of shares outstanding were calculated based on the 83,386,133 shares of common stock that were outstanding as of March 19, 1999.

HOW MUCH COMMON STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The table below shows the amount of common stock beneficially owned as of March 19, 1999, by each director and nominee for director of the Company, each executive officer of the Company named in the Summary Compensation Table who is currently serving in such capacity, and all directors, director nominees, and current executive officers of the Company as a group.

                                                                                          PERCENTAGE
                                                                 NUMBER OF SHARES         OF SHARES
                            NAME                              BENEFICIALLY OWNED(1-4)   OUTSTANDING(7)
                            ----                              -----------------------   --------------
Norman P. Blake, Jr.........................................            32,000                 *
John H. Dasburg.............................................             2,000                 *
Priscilla B. Florence.......................................            13,322                 *
Dale F. Frey................................................            13,445                 *
Robert E. Gregory, Jr.......................................            10,000                 *
Christopher W. Hart.........................................             6,830                 *
Thomas L. Keltner...........................................           137,615                 *
Michael W. Michelson........................................            12,981(5)              *
John H. Myers...............................................                --(6)             --
C. Warren Neel..............................................             4,488                 *
M. Ann Rhoades..............................................           129,924                 *
Michael I. Roth.............................................            10,735                 *
Jay Stein...................................................           472,147                 *
Thomas W. Storey............................................           181,575                 *
Ronald Terry................................................            76,102                 *
Peter V. Ueberroth..........................................         1,071,396               1.3%
Anne Marie Whittemore.......................................               300                 *
All directors, director nominees, and current executive
  officers as a group (21 persons)..........................         2,269,182(1-6)          2.7

---------------

 *  Less than 1% of the outstanding shares of common stock.

(1) The numbers of shares of common stock shown in the table or otherwise disclosed in these footnotes include shares that are individually or jointly owned, as well as shares over which the individuals, directly or indirectly, have either sole or shared investment or voting authority. Certain of the Company's directors, director nominees, and current executive officers disclaim beneficial ownership of some of such shares of common stock as follows:

    Mr. Michelson -- 3,882,283 shares held by Red Lion, a California limited partnership ("Red Lion"). See footnote (5) on page 5.

    Mr. Myers -- 9,101,260 shares held in the aggregate by the GE Entities. See footnote (2) on page 3.

    Mr. Neel -- 150 shares held by his wife.

    Mr. Roth -- 13 shares held by his child.

    Mr. Terry -- 1,387 shares held by his wife and 832 shares held by his wife as custodian for their minor child.

    Mr. Ueberroth -- 813,000 shares held by Mr. Ueberroth and his wife as co-trustees of a family trust; 160,973 shares held by Alice J. Saviez as trustee of an investment trust; and 49,459 shares held by his family's charitable, not-for-profit foundation.

    All directors, director nominees, and current executive officers as a group -- 14,009,207 shares.

(2) For certain of the Company's current executive officers, the numbers of shares of common stock shown in the table include the following numbers of shares held in the Promus Hotel Corporation Savings and Retirement Plan-A, the Doubletree Hotels Retirement Savings Plan, or the Doubletree Hotels Corporation Supplemental Employee Retirement Plan that are allocated to their respective accounts: Mr. Keltner -- 2,662 shares; Ms. Rhoades -- 92 shares; Mr. Storey -- 169 shares; and all current executive officers as a group -- 5,886 shares.

(3) For certain of the Company's directors, director nominees, and current executive officers, the numbers of shares of common stock shown in the table include the following numbers of shares that are issuable by the Company upon the exercise of options as of March 19, 1999, or within 60 days thereafter: Ms. Florence -- 12,500 shares; Mr. Frey -- 12,500 shares; Mr. Hart -- 2,500 shares; Mr. Keltner -- 131,201 shares; Mr. Michelson -- 12,500 shares; Mr. Neel -- 2,500 shares; Ms. Rhoades -- 128,750 shares; Mr.
    Roth -- 2,500 shares; Mr. Stein -- 2,500 shares; Mr. Storey -- 181,250 shares; Mr. Terry -- 2,500 shares; Mr. Ueberroth -- 47,500 shares; and all directors, director nominees, and current executive officers as a group -- 623,572 shares.

(4) For certain of the Company's non-employee directors, the numbers of shares of common stock shown in the table exclude the following numbers of shares granted as compensation for their services as directors, but for which the issuance has been deferred at their election until the termination of their service as directors pursuant to the Company's director compensation plans:
    Mr. Gregory - 500 shares; Mr. Hart -- 308 shares; Mr. Michelson -- 464 shares; Mr. Neel -- 2,258 shares; Mr. Roth -- 1,862 shares; Mr.
    Stein -- 1,173 shares; Mr. Terry -- 1,200 shares; and all non-employee directors as a group -- 7,765 shares. Participating directors do not have current investment or voting authority or any other rights as a shareholder of the Company with respect to the deferred shares until such time as the awards vest and the common stock underlying the awards is issued.

(5) Excludes the 3,882,283 shares held by Red Lion. Mr. Michelson is a shareholder, director and Executive Vice President of RLA-GP, Inc., the general partner of Red Lion. He also is a general partner of KKR Associates (Delaware), a limited partner of Red Lion.

(6) Excludes the 9,101,260 shares held in the aggregate by the GE Entities. See footnote (2) on page 3.

(7) The percentages of shares outstanding were calculated based on the 83,386,133 shares of common stock that were outstanding as of March 19, 1999.

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and the beneficial owners of more than 10% of the outstanding shares of the Company's common stock (the "Reporting Persons") to file initial reports of, and subsequent reports of changes in, beneficial ownership of the common stock with the SEC and the New York Stock Exchange. Based solely on the Company's review of the copies of such reports received by it and written representations from certain Reporting Persons, the Company believes that the Reporting Persons complied with all applicable Section 16(a) filing requirements during 1998, with the exception that a grant of 150,000 stock options to Thomas W. Storey in December 1998 was reported late in January 1999.

                        ITEM I -- ELECTION OF DIRECTORS
GENERAL INFORMATION

     The Board of Directors of the Company has 14 directors positions, of which 12 are filled at present. The Board is divided into three classes of directors with three-year terms that expire in successive years. Class I has four directors whose term will expire in 2001. Class II has five directors, of which only three positions are currently filled, whose term will expire at the meeting. Class III has five directors whose term will expire in 2000. Following the election of Class II directors at the meeting, it is anticipated that all 14 director positions will be filled.

DIRECTORS STANDING FOR ELECTION

     INTRODUCTION. The Board of Directors proposes that the five nominees described below be elected to serve as Class II directors for a three-year term and until their successors are duly elected and qualified. Three of the nominees -- Messrs. Frey, Roth and Stein -- are incumbent Class II directors, while the other two nominees -- Mr. Dasburg and Ms. Whittemore -- currently do not serve on the Board.

     Each nominee has consented to serve on the Board of Directors. If any nominee were to become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     References to the "Company" in this section also include the former Promus Hotel Corporation and Doubletree Corporation, which effected a business combination on December 19, 1997, pursuant to which each entity became a wholly owned subsidiary of the Company.

     CLASS II DIRECTORS. The following persons have been nominated by the Board of Directors to serve as Class II directors for a three-year term expiring in 2002:

     JOHN H. DASBURG. Mr. Dasburg, age 56, has been a director and the President and Chief Executive Officer of Northwest Airlines Corporation ("Northwest Airlines") since 1990. He joined Northwest Airlines as Executive Vice President -- Finance and Administration in 1989. He held various executive positions with Marriott Corporation from 1980 to 1989, last serving as Executive Vice President and President of its Lodging Group from 1987 to 1989. He was a partner with KPMG Peat Marwick LLP prior to 1980. Mr. Dasburg is a director of The St. Paul Companies, Inc., an insurance holding company; and Owens Corning Fiberglas Corp., a manufacturer of building and construction products. He also is a supervisory director of KLM Royal Dutch Airlines.

     DALE F. FREY. Mr. Frey, age 66, has been a director of the Company since 1993. He was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation from 1984 to 1996, and was Vice President and Treasurer of General Electric Company from 1980 to 1984 and from 1986 to 1996. Mr. Frey is a director of Praxair, Inc., an industrial gas producer; First American Financial Corporation, a diversified real estate insurance and information services company; Roadway Express Inc., a provider of freight transportation services; and Aftermarket Technology Corp., a re-manufacturer of automotive engines and transmissions.

     MICHAEL I. ROTH. Mr. Roth, age 53, has been a director of the Company since 1995. He has been Chairman of the Board and Chief Executive Officer of The MONY Group Inc. ("MONY"), a provider of life insurance, annuities and mutual fund products, since 1993. He was President and Chief Operating Officer of MONY from 1991 to 1993 and was its Executive Vice President and Chief Financial Officer from 1989 to 1991. He was a senior executive with Primerica Corporation, a financial services company, from 1982 to 1988. Mr. Roth is a director of Pitney Bowes, Inc., a manufacturer of office machines. He also is a member of the Insurance Marketplace Standards Association, the Life Office Management Association, the Life Insurance Council of New York, the New York City Partnership and Chamber of Commerce, the Lincoln Center for the Performing Arts Leadership Committee, the Enterprise Foundation, and the Committee for Economic Development.

     JAY STEIN. Mr. Stein, age 53, has been a director of the Company since 1995. He has been Chairman of the Board and Chief Executive Officer of Stein Mart, Inc., a department store holding company, since 1990, was its President from 1979 to 1990, and served in various other executive and operating positions beginning in 1966. Mr. Stein is a director of American Heritage Life Insurance Company.

     ANNE MARIE WHITTEMORE. Ms. Whittemore, age 52, has been a litigation partner with the law firm of McGuire, Woods, Battle & Boothe, L.L.P., since 1977. She is a director of Albemarle Corporation, a producer of specialty chemicals; Owens & Minor, Inc., a manufacturer of medical surgical products; Fort James Corporation, a paper products company; and T. Rowe Price Associates, Inc., an investment adviser.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

     CLASS I DIRECTORS. The following persons serve as Class I directors whose term will expire in 2001:

     CHRISTOPHER W. HART. Dr. Hart, age 48, has been a director of the Company since 1995. He has been President of Spire Group, Ltd., a management consulting and executive education firm, since 1990. He also has been an adjunct professor in the Executive Education Program at the University of Michigan School of Business Administration since 1994. He was an assistant professor at the Harvard University Graduate School of Business from 1986 to 1990 and an assistant professor at the Cornell University School of Hotel Administration from 1982 to 1985. Dr. Hart was a founding principal of Charter One, a consulting company serving the hospitality industry, from 1979 to 1983.

     MICHAEL W. MICHELSON. Mr. Michelson, age 47, has been a director of the Company since 1996. He has been a member of KKR & Co., LLC, which serves as the general partner of Kohlberg Kravis Roberts & Co. ("KKR"), a merchant banking firm, since 1997. He joined KKR in 1981 and was a general partner there from 1987 to 1996. Mr. Michelson is a director of Amphenol Corporation, a manufacturer of electrical and electronic components; AutoZone, Inc., a replacement automotive parts retailer; and Owens-Illinois, Inc., a manufacturer of packaging products.

     JOHN H. MYERS. Mr. Myers, age 53, has been a director of the Company since 1993. He has been Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation ("GEIC") since 1997, and was an Executive Vice President of GEIC from 1986 to 1997. He has been Chairman of the Board, President and Chief Executive Officer of GE Investment Management Incorporated ("GEIM") since 1997, and was a director and Executive Vice President of GEIM from 1988 to 1996. He has been a trustee of the General Electric Pension Trust since 1986. He began his career with General Electric Company in 1970. Mr. Myers is a member of the Advisory Committee of Warburg Pincus, an investment adviser; a member of the Pension Managers Advisory Committee of the New York Stock Exchange; and a trustee of Wagner College.

     C. WARREN NEEL. Dr. Neel, age 60, has been a director of the Company since 1995. He has been Dean of the College of Business Administration at The University of Tennessee, Knoxville, since 1977. Dr. Neel is a director of Clayton Homes, Inc., a manufacturer of mobile housing; O'Charley's, Inc., a restaurant chain; American HealthCorp., Inc., a provider of specialized diabetes treatment services; and Saks Inc., a department store holding company.

     CLASS III DIRECTORS. The following persons serve as Class III directors whose term will expire in 2000:

     NORMAN P. BLAKE, JR. Mr. Blake, age 57, has been Chairman of the Board, President and Chief Executive Officer of the Company since December 1998. He was Vice Chairman of The St. Paul Companies, Inc., an insurance holding company, from April to December 1998. He was Chairman of the Board, President and Chief Executive Officer of USF&G Corporation, an insurance holding company, from 1990 until its acquisition by The St. Paul Companies, Inc., in April 1998. He was Chairman of the Board and Chief Executive Officer of Heller International Corporation, a commercial lender, from 1984 to 1990. He was a senior executive with General Electric Company and General Electric Credit Corporation ("GECC") from 1976 to 1984, last serving as an Executive Vice President of GECC from 1981 to 1984. Mr. Blake is a director of Enron Corporation, a diversified energy company; Owens Corning Fiberglas Corp., a manufacturer of building and construction products; and The St. Paul Companies, Inc.

     PRISCILLA B. FLORENCE. Ms. Florence, age 58, has been a director of the Company since 1997. She has been the owner and President of Priscilla Florence and Associates, a human relations consulting firm, since 1985. She also has been the owner and President of Boston's Card Stores, Inc., since 1991. Ms. Florence was Vice President -- Human Resources of World Cup USA 1994, Inc., from 1992 to 1994.

     ROBERT E. GREGORY, JR. Mr. Gregory, age 56, has been a director of the Company since February 1999. He has been Chairman of the Board and Chief Executive Officer of London Fog Industries, Inc., an apparel manufacturer, since 1995. He was Chairman of the Board and Chief Executive Officer of The Gitano Group, Inc., an apparel marketer, from 1992 to 1995. Mr. Gregory was a senior executive with VF Corporation, an apparel manufacturer and distributor, from 1979 to 1991, last serving as President and Chief Operating Officer from 1982 to 1991.

     RONALD TERRY. Mr. Terry, age 68, has been a director of the Company since 1995. He was a senior executive with First Tennessee National Corporation, a bank holding company, from 1973 to 1995, serving as Chairman of the Board from 1973 to 1995, Chief Executive Officer from 1973 to 1994, and President from 1988 to 1991. Mr. Terry is a director of AutoZone, Inc., a replacement automotive parts retailer; and BellSouth Corporation, an international telephone company.

     PETER V. UEBERROTH. Mr. Ueberroth, age 61, has been a director of the Company since 1993. He has been a principal and Managing Director of The Contrarian Group, Inc., a business management company, since 1989. He was Co-Chairman of the Board of Doubletree Corporation from 1993 to 1997, and was Co-Chairman of the Board of Guest Quarters Hotel Partnership, a predecessor of Doubletree Corporation, from 1992 to 1993. He was Commissioner of Major League Baseball from 1984 to 1989, and was President and Chief Executive Officer of the Los Angeles Olympic Organizing Committee from 1980 to 1984. Mr. Ueberroth is a director of Ambassadors International Inc., a travel services company; CB Richard Ellis Services, Inc., a provider of commercial real estate services; The Coca-Cola Company; Transamerica Corporation, an insurance holding company; and The Irvine Company, a land development company.

HOW OFTEN DID THE BOARD OF DIRECTORS MEET IN 1998?

     The Board of Directors met seven times and took action by unanimous written consent once during 1998. Each incumbent director (other than Mr. Gregory, who was not elected until February 1999) attended more than 75% of the total number of meetings of the Board and its committees on which he or she served in 1998.

HOW DOES THE BOARD OF DIRECTORS OPERATE?

     The Board of Directors delegated certain of its functions during 1998 to its Executive, Audit and Human Resources Committees. In December 1998, the Board dissolved the Executive Committee and created the Nominating and Corporate Governance Committee. In February 1999, the Board created the Finance Committee and transferred the nominating functions of the Human Resources Committee to the Nominating and Corporate Governance Committee. The incumbent members during 1998 of the Board committees that existed in 1998 were as follows:

                                                                       HUMAN         NOMINATING AND
                                         EXECUTIVE        AUDIT      RESOURCES    CORPORATE GOVERNANCE
                 NAME                   COMMITTEE(1)    COMMITTEE    COMMITTEE         COMMITTEE
                 ----                   ------------    ---------    ---------    --------------------
Priscilla B. Florence.................                                  --                --
Dale F. Frey..........................                                  --(2)
Christopher W. Hart...................                     --
Michael W. Michelson..................                     --
John H. Myers.........................                     --
C. Warren Neel........................                     --
Michael I. Roth.......................                     --(2)
Jay Stein.............................                                  --
Ronald Terry..........................                                  --                --(2)
Peter V. Ueberroth....................      --                                            --

---------------

(1) In addition to Mr. Ueberroth, the members of the Executive Committee during 1998 consisted of four other directors -- Raymond E. Schultz (the Chair of the Executive Committee who also served as Chairman of the Board and Chief Executive Officer of the Company), Richard M. Kelleher (an ex-officio member of the Executive Committee who also served as President and Chief Operating Officer of the Company), Richard J. Ferris and Michael D. Rose -- each of whom resigned from the Company on December 3, 1998.

(2) The person indicated also served as Chair of the committee.

     EXECUTIVE COMMITTEE. The Executive Committee, which was dissolved in December 1998, generally acted on behalf of the Board of Directors during the intervals between regular Board meetings, subject to certain limitations. The Executive Committee was authorized to review and report to the Board on the Company's strategies, its performance against strategic initiatives, large capital expenditures, and mergers, acquisitions and divestitures; review and approve intermediate capital expenditures; and oversee the implementation of the Company's 100% guest satisfaction guarantee. The Executive Committee met two times during 1998.

     AUDIT COMMITTEE. The Audit Committee assists the directors in fulfilling their responsibilities and duties to the Company's shareholders and other constituencies relating to the quality and integrity of the Company's accounting and financial reporting practices. The Audit Committee is authorized principally to recommend to the Board of Directors the retention or discharge of the Company's independent auditors; review and approve the engagement of the independent auditors, including the scope, extent and procedures of the audits and the fees to be paid therefor; review, in consultation with the independent auditors, the audit results and their proposed opinion letters or audit reports and any related management letters; review and approve the audited financial statements of the Company; consult with the independent auditors and management of the Company on the adequacy of internal accounting controls; review the independence of the independent auditors; review and approve the engagement of accounting firms for non-audit services; oversee the internal audit function to ensure proper recording of accounting and financial information and the Company's compliance with applicable regulations and the ethical conduct of its affairs; and direct and supervise investigations into matters within the scope of its duties and responsibilities. The Audit Committee met three times during 1998.

     HUMAN RESOURCES COMMITTEE. The Human Resources Committee assists the directors in addressing the compensation of the Company's executive officers and other employees. The Human Resources Committee is authorized to review and approve the Company's compensation policies and programs; review the performance of the chief executive officer on an annual basis; and review and approve the salaries, bonus awards, and grants of stock options and other incentive compensation for executive officers. In 1998 the Human Resources Committee also acted as the nominating committee of the Board of Directors. In this role, the Human Resources Committee was authorized to consider and make recommendations to the Board regarding the composition and compensation of the Board; elect the Company's officers other than certain senior executive officers; and recommended nominees for certain senior executive offices for election by the Board. The nominating functions of the Human Resources Committee were transferred to the newly created Nominating and Corporate Governance Committee in February 1999. The Human Resources Committee met five times and took action by unanimous written consent three times during 1998.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. In December 1998, the Board of Directors created the Nominating and Corporate Governance Committee to assist the directors in managing or directing the management of the Company's business and affairs. In February 1999, the Board authorized the Nominating and Corporate Governance Committee principally to recommend director nominees for election by the Company's shareholders; consider and make recommendations regarding director nominations made by shareholders; review and make recommendations with respect to various issues relating to the Board, including the number, composition, qualifications, retirement age, stock ownership requirements, compensation and committee assignments of directors; advise the Board on succession plans for the Chairman of the Board and Chief Executive Officer; ensure that there are annual reviews of the performance of the Chairman of the Board and Chief Executive Officer and of the Company's management development program and succession plans for senior officers; review and make recommendations regarding, and advise the Board with respect to shareholder proposals for, amendments to the Company's charter and bylaws; and evaluate the effectiveness of the Board and make recommendations to improve its contribution to the Company. Shareholder nominations for election to the Board of Directors should be forwarded to the Secretary of the Company and should identify the nominee by name and provide pertinent information concerning his or her background and experience. The Nominating and Corporate Governance Committee did not meet in 1998.

     FINANCE COMMITTEE. In February 1999, the Board of Directors created the Finance Committee to assist the directors in addressing various financial aspects of the Company's business and affairs. The Finance Committee is authorized to deal with matters relating to borrowings and financings; the financial aspects of small to intermediate acquisitions, dispositions and other corporate transactions; small to intermediate capital expenditures; small to intermediate loans, guarantees and other commitments; risk management; investments and investment policy; review of, and review of performance against, the annual business plan and budget; strategic planning; and investor relations. The Finance Committee is authorized to review and advise the Board regarding the Company's capital structure; stock issuances and repurchases; dividend policy and the declaration of dividends; the financial aspects of large acquisitions, dispositions and other corporate transactions; large capital expenditures; and large loans, guarantees and other commitments.

HOW ARE DIRECTORS COMPENSATED?

     The Company compensates its non-employee directors for service in such capacity. Directors who are also employees of the Company are not separately compensated for their service as directors.

     In 1998 the Company provided cash and non-cash compensation to its non-employee directors. Their compensation consisted primarily of (1) an annual cash retainer of either $40,000 (if the director did not serve on the Executive Committee) or $300,000 (if the director served on the Executive Committee); (2) upon the commencement of service as a director, a one-time grant of stock options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the effective date of grant; and (3) if the director did not serve on the Executive Committee, an annual grant of common stock with an aggregate fair market value of $15,000 on the effective date of grant. Non-employee directors were allowed to elect to defer receipt of all or part of their cash retainer and stock grant pursuant to the Company's deferred compensation plan.

     In February 1999, the Board of Directors adopted a new program for the compensation of the Company's non-employee directors. The principal goals of the compensation program changes were to enhance the equity and incentive elements of director compensation through increased reliance on stock and stock option grants; to reward directors for taking on extra responsibilities such as service on a committee; and to make the total compensation package an effective tool for the recruitment and retention of qualified, talented directors. Under the redesigned program, the compensation of non-employee directors will consist primarily of (1) an annual cash retainer of $40,000, of which the director may elect to take all or part in the form of deferred shares of common stock; (2) upon the commencement of service as a director, a one-time grant of stock options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the effective date of grant; (3) an annual grant of either (a) 500 shares of common stock, (b) stock options to purchase 1,500 shares of common stock at an exercise price equal to the fair market value on the effective date of grant, or (c) 250 shares of common stock plus options to purchase 750 shares of common stock at an exercise price equal to the fair market value on the effective date of grant; (4) a cash fee of $1,000 for each meeting of the Board attended beginning with the ninth such meeting of the year;
(5) a cash fee of $1,000 for each meeting of a Board committee attended; and (6) a cash fee of $1,000 for each full day of service on any special, non-standing committee of the Board. Non-employee directors will be allowed to continue to elect to defer receipt of all or part of their cash retainer and fees and stock grants pursuant to the Company's deferred compensation plan.

     In July 1998, the Board of Directors created an Executive Search Committee and charged it with the responsibility of conducting a search for a Chairman of the Board, President and Chief Executive Officer of the Company to replace the departing Raymond E. Schultz and Richard M. Kelleher. The Executive Search Committee was composed of Dale F. Frey, Michael W. Michelson, Michael I. Roth, and Ronald Terry, with

Mr. Frey serving as the Chair. In December 1998, the Executive Search Committee proposed to the Board that Norman P. Blake, Jr., be considered for election to these positions with the Company. The Company paid each member of the Executive Search Committee a cash fee of $20,000 for his service in such capacity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Priscilla B. Florence, Dale F. Frey, Jay Stein and Ronald Terry served during 1998 as members of the Human Resources Committee, which is the Board of Directors' compensation committee. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

     HOTEL MANAGEMENT AND RELATED MATTERS. The Company conducts business with companies in which one or more of the GE Entities own a direct or indirect equity interest (the "GE Hotel Entities"). Peter V. Ueberroth, a director of the Company, also owns an indirect equity interest in three of the GE Hotel Entities. The Company manages 10 hotels that are owned by GE Hotel Entities, of which one hotel also is franchised by the Company to a GE Hotel Entity. In 1998 such GE Hotel Entities paid management and franchise fees totaling $9.7 million to the Company. In addition, the Company, through subsidiaries in which it owns an indirect 80% equity interest and a GE Entity owns a direct 20% equity interest, leases two hotels from other GE Hotel Entities; and the Company, through an indirect wholly-owned subsidiary, manages these two hotels. In 1998 the Company's 80%-owned subsidiaries paid rent totaling $6.2 million to such GE Hotel Entities and management fees totaling $0.9 million to the Company's wholly-owned subsidiary. In the past the Company has made loans to certain of the GE Hotel Entities to facilitate their hotel operations. In January 1999, such GE Hotel Entities retired two loans with a $2.3 million payment of principal and interest to the Company.

     The Company also manages one hotel that is owned by a company in which Richard M. Kelleher, a former director and the former President and Chief Operating Officer of the Company, owns an equity interest (the "Kelleher Hotel Entity"). In 1998 the Kelleher Hotel Entity paid management fees totaling $1.6 million to the Company. In the past the Company has made loans to the Kelleher Hotel Entity to facilitate its hotel operations. In 1998 the Kelleher Hotel Entity made principal and interest payments on the loans totaling $2.7 million to the Company. At December 31, 1998, the Kelleher Hotel Entity's debt to the Company was approximately $2.2 million.

     CONSULTING ARRANGEMENT. The Company entered into a business consulting agreement with Mr. Ueberroth as of January 1, 1999, for a term of one year. Under the agreement, Mr. Ueberroth will provide consulting services which will include advising the Company regarding potential acquisitions and providing liaison services between the Company and parties interested in such potential acquisitions. As compensation for such consulting services, the Company agreed to pay Mr. Ueberroth a fee equal to $300,000 less all amounts that he receives from the Company as fees or other compensation for his services as a director of the Company during the year.

     ADMINISTRATION OF RETIREMENT PLANS. GE Investment Retirement Services Inc. ("GEIRS"), an affiliate of the GE Entities, serves as the recordkeeper for the Doubletree Hotels Corporation Retirement Savings Plan (the "Doubletree 401(k) Plan") and the Doubletree Hotels Corporation Supplemental Employee Retirement Plan (the "SERP"). In 1998 the Company paid fees totaling $293,591 to GEIRS as compensation for its recordkeeping services for the Doubletree 401(k) Plan and the SERP. In 1998 the trustees of the Promus Hotel Corporation Savings and Retirement Plan - A and the Promus Hotel Corporation Savings and Retirement Plan
- B (collectively, the "Promus 401(k) Plans") chose GEIRS as the recordkeeper for the Promus 401(k) Plans and, together with the Employee Benefits Committee which administers the Doubletree 401(k) Plan, chose GEIRS as the recordkeeper for the employee savings and retirement plan that the Company intends to establish in connection with the integration of the Doubletree 401(k) Plan and the Promus 401(k) Plans. In each instance, the selection of GEIRS as recordkeeper was made based on the advice of an independent consultant after a competitive bidding process.

                         EXECUTIVE OFFICER COMPENSATION

     The following Report of the Human Resources Committee on Executive Compensation and the cumulative total shareholder returns graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference therein.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     OVERVIEW. The Company's executive compensation program is administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of the non-employee directors listed at the end of this report. The Committee is responsible for making decisions with respect to the compensation of the Company's executive officers, including the Chief Executive Officer. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program is designed to attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of the Company's shareholders. The Committee believes that a significant portion of executive officers' compensation potential on an annual basis should be at risk based on the Company's performance and total shareholder return. When the Company's performance does not meet criteria established by the Committee, incentive compensation will be adjusted accordingly.

     COMPENSATION PROGRAM. The compensation for executive officers of the Company consists primarily of base salary, an annual incentive bonus opportunity, and long-term incentive awards tied directly to the performance of the Company's common stock. Historically, total cash compensation (i.e., base salary plus annual incentive bonus) was intended to be at the median of the range of total cash compensation paid to executive officers in similar positions at companies primarily in the hospitality and service industries with revenues similar to the Company's revenues. All three components of executive compensation are discussed more fully below.

     BASE SALARY. The Committee determines the base salaries of all executive officers and reviews the Chief Executive Officer's proposals for the salaries of other senior officers. The Committee does not rely on a specific list of companies to compare salaries, but seeks relevant compensation data. Salaries are reviewed annually, and increases are based primarily on merit according to each executive officer's achievement of specific performance objectives. The Committee did not review the salaries of the Company's executive officers during 1998, because they were set in December 1997 in connection with the consummation of the business combination of the former Promus Hotel Corporation and Doubletree Corporation.

     ANNUAL INCENTIVE BONUS. The Company paid annual incentive bonuses to its executive officers for performance in 1998 under a management bonus plan established for the benefit of the Company's executive officers and other employees. The management bonus plan provided for the discretionary payment of an annual bonus, of which 75% was based on the Company's achievement of a specific financial goal established by the Committee and 25% was based on an individual's performance in contributing to his or her department's success and the overall success of the Company. A target bonus for each executive officer was set as a percentage of salary based on the executive's employment level. The target bonus was awarded if the Company and the executive met 100% of their performance goals. The bonus percentage increased above the target to a pre-determined maximum amount if the combined achievement exceeded 100% of the performance goals and was reduced below the target to a pre-determined minimum amount if the achievement failed to reach the performance goals. No bonus was awarded if the Company failed to achieve at least 90% of its financial goals; however, the Committee reserved the right to pay bonuses even if the applicable targets were not met in the event of extraordinary circumstances, with the exception of any bonus plan established for the purpose of satisfying the requirements of Section 162(m) of the Internal Revenue Code.

     LONG-TERM INCENTIVE AWARDS. The Company may grant long-term, equity-based incentive awards to its executive officers under the 1997 Equity Participation Plan (the "Equity Plan"). Under the Equity Plan, which is administered by the Committee, the Company may award long-term incentives in such forms as incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock. Based on an assessment of competitive factors, the Committee determines an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer. It is not intended that such awards be granted on the basis of past corporate performance or the size or amount of awards previously granted. The Committee's practice has been to award nonqualified stock options in order to closely align the interests of the executive officers with those of the Company's shareholders. Stock options are generally granted with a vesting period over several years in order to encourage retention. The actual value of stock option compensation is dependent on the market value of the common stock increasing after the date of grant, because stock options may not be granted under the Equity Plan with an exercise price less than the fair market value of the common stock on the date of grant. The Committee typically awarded stock options annually to executive officers and other Equity Plan participants in amounts positioned between the 50th and 75th percentiles for employees in similar positions at other major hotel and service companies with annual revenues of $4-6 billion. The Company also maintains a bonus replacement options program under the Equity Plan whereby participants, including executive officers, may elect to receive stock options in lieu of the cash bonus that they would otherwise have received.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Raymond E. Schultz was the Chairman of the Board and Chief Executive Officer of the Company until his retirement on December 3, 1998. Mr. Schultz's base salary for 1998 was $600,000, of which he received $564,231 for service through the date of his retirement. In connection with his retirement, he received a prorated bonus of $346,154 for 1998, calculated at the target bonus level of 60% of his actual base salary in 1998, and $370,990 in payment of his accrued benefits under the Company's sick pay and vacation pay policies. He did not receive any stock option award in 1998. The Committee considers the compensation received by Mr. Schultz for 1998 to be reasonable and appropriate under the circumstances. His retirement from the Company triggered the payment of severance under his employment agreement which is discussed elsewhere in this Proxy Statement.

     On December 3, 1998, Norman P. Blake, Jr., was elected the Chairman of the Board, President and Chief Executive Officer of the Company and entered into an employment agreement with the Company. Mr. Blake's initial base salary was set at $700,000. The Committee will review his base salary on an annual basis to consider appropriate merit increases. The agreement provides that Mr. Blake's target bonus under the Company's management bonus plan will be at least 60% of his base salary, and that his maximum bonus under the plan will be 100% of his base salary. Mr. Blake did not receive an annual incentive bonus for 1998; however, the Company agreed to pay him at least his target bonus for 1999. In accordance with the agreement, Mr. Blake received two option awards from the Company totaling 600,000 shares of common stock on December 3, 1998. One option award is exercisable for the purchase of 500,000 shares of common stock at a price equal to the fair market value on the date of grant, while the other is exercisable for the purchase of 100,000 shares at a price of $50 per share. All such options have a 10-year term and will vest ratably over a three-year period. The agreement also commits the Company to grant options to purchase a minimum of 200,000 shares of common stock to Mr. Blake pursuant to the Company's annual option award program. All such options will have an exercise price equal to the fair market value of the common stock on the date of grant, will have a 10-year term, and will vest ratably over a four-year period. The Committee considers the total compensation received by Mr. Blake for 1998, as well as his anticipated future compensation provided for under his employment agreement, to be reasonable and appropriate under the circumstances. His employment agreement is discussed in greater detail elsewhere in this Proxy Statement.

     INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations such as the Company for compensation over $1,000,000 paid for any tax year to the corporation's chief executive officer and four other most highly compensated executive officers as of the year end. However, the Internal Revenue Code exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. To the extent practicable and appropriate under the circumstances, the Committee currently intends to structure performance-based compensation, including annual incentive bonuses and stock option grants, to executive officers who may be subject to Section 162(m) in a manner that satisfies these requirements. However, the Board of Directors and the Committee reserve the authority to award non-deductible compensation as they deem appropriate. The Committee exercised that authority in connection with the hiring of Mr. Blake by guaranteeing a target bonus for 1999, a portion of which may not qualify as performance-based compensation. In addition, a portion of the compensation payable to certain executive officers of the Company under their severance agreements described below may not be deductible under Section 162(m). Furthermore, because of ambiguities and uncertainties in the application and interpretation of Section 162(m) and the implementing regulations issued thereunder, no assurance can be given that, notwithstanding the Company's efforts, executive officer compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

     Submitted by the Human Resources Committee:

                                    Dale F. Frey (Chair)
                                    Priscilla B. Florence
                                    Jay Stein

SUMMARY COMPENSATION TABLE

     The table below sets forth summary compensation information for each of the last three years with respect to (1) the Company's two Chief Executive Officers during 1998 (Norman P. Blake, Jr., and Raymond E. Schultz); (2) the four other most highly compensated executive officers of the Company for 1998 who were serving in such capacities on December 31, 1998 (William L. Perocchi, Thomas L. Keltner, Thomas W. Storey, and M. Ann Rhoades), of whom Mr. Perocchi resigned from the Company on January 11, 1999, and Ms. Rhoades has notified the Company of her intention to resign in April 1999; and (3) one former executive officer of the Company who would have been among the four other most highly compensated executive officers of the Company for 1998 had he been serving in such capacity on December 31, 1998 (Richard M. Kelleher). The compensation shown includes compensation received by certain of the executive officers from the Company's predecessors, the former Promus Hotel Corporation ("Old Promus") and Doubletree Corporation ("Doubletree"), for 1996 and for 1997 through December 19, 1997.

                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                                                      ------------
                                                                    ANNUAL COMPENSATION                NUMBER OF
                                                         ------------------------------------------      STOCK
                                                                                       OTHER ANNUAL     OPTIONS       ALL OTHER
      NAME AND PRINCIPAL POSITIONS            YEAR          SALARY         BONUS       COMPENSATION     GRANTED      COMPENSATION
      ----------------------------        ------------   ------------   ------------   ------------   ------------   ------------
Norman P. Blake, Jr.(1).................      1998         $45,769        $     --       $     --       600,000       $       --
  Chairman of the Board, President            1997              --              --             --            --               --
  and Chief Executive Officer                 1996              --              --             --            --               --
Raymond E. Schultz(2)...................      1998         564,231         346,154               (8)         --        4,144,723(15)
  Former Chairman of the Board                1997         518,642         394,168               (8)    250,000          263,876
  and Chief Executive Officer                 1996         442,254         458,815               (8)     83,250(13)      225,355
Richard M. Kelleher(3)..................      1998         470,188         295,452        231,006(9)         --        5,261,563(16)
  Former President and Chief                  1997         450,000         320,000               (8)    200,000        4,123,731
  Operating Officer                           1996         370,536         275,000               (8)    290,000(14)        6,091
William L. Perocchi(4)..................      1998         349,981         200,000         57,233(10)        --           98,662(17)
  Former Executive Vice President             1997         300,000         200,000               (8)    150,000        1,540,846
  and Chief Financial Officer                 1996         237,692         190,000               (8)    180,000(14)        5,849
Thomas L. Keltner(5)....................      1998         300,000         198,450               (8)         --           46,797(18)
  President  -- Brand Performance             1997         233,435         149,399               (8)    128,034           39,431
  and Development Group                       1996         209,769         180,955               (8)     28,000(13)       29,190
Thomas W. Storey(6).....................      1998         299,998         198,449        111,363(11)   150,000           16,904(19)
  Executive Vice President -- Corporate       1997         254,615         145,080               (8)    125,000            7,062
  Strategic Planning and Venture              1996         231,923         130,000               (8)    130,000(14)        5,849
  Operations
M. Ann Rhoades(7).......................      1998         220,002         112,316         59,735(12)        --           10,000(20)
  Executive Vice President --                 1997         163,039          92,628               (8)     75,000            4,521
  Team Services                               1996         150,365          80,000         41,434       110,000(14)        2,862

---------------

 (1) Mr. Blake was elected the Chairman of the Board, President and Chief Executive Officer of the Company on December 3, 1998. He was not an employee or officer of the Company or any of its subsidiaries prior to such date.

 (2) Mr. Schultz retired as the Chairman of the Board and Chief Executive Officer of the Company on December 3, 1998.

 (3) Mr. Kelleher resigned as the President and Chief Operating Officer and a director of the Company on December 3, 1998.

 (4) Mr. Perocchi resigned as an Executive Vice President and the Chief Financial Officer of the Company on January 11, 1999.

 (5) Mr. Keltner was an Executive Vice President and the Chief Development Officer of the Company during 1998 and until his election to his current position effective as of February 16, 1999.

 (6) Mr. Storey was the Executive Vice President -- Sales, Marketing and Reservations of the Company during 1998 and until his election to his current position effective as of February 16, 1999.

 (7) Ms. Rhoades has notified the Company of her intention to resign as the Executive Vice President -- Team Services in April 1999.

 (8) The aggregate amount of other annual compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus for the individual.

 (9) Mr. Kelleher's other annual compensation for 1998 consisted of $63,637 as a one-time automobile allowance, $164,547 as a reimbursement of expenses related to the sale of a former residence, $1,003 for excess life insurance, $1,500 as a financial consulting expense reimbursement, and $319 for travel.

(10) Mr. Perocchi's other annual compensation for 1998 consisted of $54,546 as a one-time automobile allowance, $529 for excess life insurance, and $2,158 as a financial consulting expense reimbursement.

(11) Mr. Storey's other annual compensation for 1998 consisted of $54,546 as a one-time automobile allowance, $50,908 as a relocation expense reimbursement, $529 for excess life insurance, and $5,380 as a financial consulting expense reimbursement.

(12) Ms. Rhoades' other annual compensation for 1998 consisted of $54,546 as a one-time automobile allowance, $2,189 for excess life insurance, and $3,000 as a financial consulting expense reimbursement.

(13) The options were originally issued by Old Promus. As part of the business combination of Old Promus and Doubletree effected on December 19, 1997, pursuant to which each entity became a wholly owned subsidiary of the Company (the "Merger"), the Old Promus options were converted into options to purchase shares of the Company's common stock at a rate of 0.925 share of Company common stock for each share of Old Promus common stock. The options amounts give effect to such conversion. The options became fully vested at the time of the Merger.

(14) The options were originally issued by Doubletree. As part of the Merger, the Doubletree options were converted into options to purchase shares of the Company's common stock at the rate of one share of Company common stock for each share of Doubletree common stock. The options amounts give effect to such conversion. The options became fully vested at the time of the Merger.

(15) Mr. Schultz's other compensation for 1998 consisted of $306,369 of earnings in excess of market interest rates on deferred compensation, $34,861 of Company matching contributions under a deferred compensation plan, $3,432,503 of severance, and $370,990 in payment of accrued benefits under the Company's sick pay and vacation pay policies.

(16) Mr. Kelleher's other compensation for 1998 consisted of $983 of earnings in excess of market interest rates on deferred compensation, $10,000 of Company matching contributions under a deferred compensation plan, $2,835,000 of severance, $204,385 in payment of accrued benefits under the Company's sick pay and vacation pay policies, $2,026,395 as a tax "gross up" payment to reimburse him for the excise tax payable under Section 4999 of the Internal Revenue Code with respect to such payments plus all income, excise and other taxes related to such "gross up" payment, and $184,800 of benefits accrued under the Doubletree Hotels Corporation Supplemental Executive Retirement Plan (the "Doubletree SERP").

(17) Mr. Perocchi's other compensation for 1998 consisted of $1,694 of earnings in excess of market interest rates on deferred compensation, $17,768 of Company matching contributions under a deferred compensation plan, and $79,200 of benefits accrued under the Doubletree SERP.

(18) Mr. Keltner's other compensation for 1998 consisted of $36,797 of earnings in excess of market interest rates on deferred compensation and $10,000 of Company matching contributions under a deferred compensation plan.

(19) Mr. Storey's other compensation for 1998 consisted of $1,673 of earnings in excess of market interest rates on deferred compensation and $15,231 of Company matching contributions under a deferred compensation plan.

(20) Ms. Rhoades other compensation for 1998 consisted of $10,000 of Company matching contributions under a deferred compensation plan.

STOCK OPTION GRANTS IN 1998

     The table below sets forth information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1998 and the potential realizable value of such stock options at assumed annual rates of stock price appreciation for the ten-year option terms.

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                        PERCENTAGE OF                                ASSUMED ANNUAL RATES OF
                           NUMBER OF    TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                            OPTIONS      GRANTED TO      EXERCISE                      FOR OPTION TERM(4)
                            GRANTED       EMPLOYEES       PRICE      EXPIRATION   -----------------------------
          NAME              IN 1998        IN 1998      ($/SHARE)     DATE(3)          5%              10%
          ----             ---------    -------------   ----------   ----------   -------------   -------------
Norman P. Blake, Jr......   500,000(1)      14.1%        $32.875      12/03/08     $10,337,455     $26,197,142
                            100,000(1)       2.8           50.00      12/03/08       3,144,473       7,968,712
Raymond E. Schultz.......        --        --                 --        --             --              --
Richard M. Kelleher......        --        --                 --        --             --              --
William L. Perocchi......        --        --                 --        --             --              --
Thomas L. Keltner........        --        --                 --        --             --              --
Thomas W. Storey.........   150,000(2)       4.2          33.375      12/11/08       3,148,404       7,978,673
M. Ann Rhoades...........        --        --                 --        --             --              --

---------------

(1) The stock options vest ratably over a three-year period.

(2) The stock options vest ratably over a four-year period.

(3) The Human Resources Committee, which administers the 1997 Equity Participation Plan and the Company's other incentive compensation plans, has general authority to accelerate, extend or otherwise modify the benefits under the stock options in certain circumstances within overall plan and other limitations. The Human Resources Committee has no present intention to exercise that authority with respect to these stock options.

(4) These dollar figures represent the potential realizable value of each grant of stock options, assuming that the market price of the common stock appreciates in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%. These assumed rates of stock price appreciation have been established by the SEC solely for the purpose of this disclosure. The Company's use of this option valuation methodology should not be interpreted as an endorsement of its accuracy. The actual value of the stock options may be significantly different, and the value actually realized (if any) will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

STOCK OPTION EXERCISES AND VALUES FOR 1998

     The table below sets forth information concerning each stock option exercise by the executive officers named in the Summary Compensation Table during 1998 and the number and value of their unexercised options at December 31, 1998.

                                                             NUMBER OF SHARES UNDERLYING       VALUE OF UNEXERCISED
                        NUMBER OF SHARES                        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         ACQUIRED UPON                            DECEMBER 31, 1998             DECEMBER 31, 1998*
                          EXERCISE OF      VALUE REALIZED    ----------------------------   ---------------------------
         NAME                OPTION        UPON EXERCISE     EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ----------------   --------------    -----------    -------------   -----------   -------------
Norman P. Blake,
  Jr..................           --          $  --                  --         600,000      $       --     $  --
Raymond E. Schultz....           --             --             403,413         187,500       2,838,277        --
Richard M. Kelleher...       50,000           1,800,000        377,500         150,000         883,225        --
William L. Perocchi...       50,000           1,800,000        217,500         112,500         111,570        --
Thomas L. Keltner.....           --             --             131,201          93,750         347,436        --
Thomas W. Storey......       60,000           1,598,700        181,250         243,750         375,950        --
M. Ann Rhoades........       30,000             829,410        128,750          56,250         111,570        --

---------------

* In accordance with the SEC's rules, the values of the unexercised in-the-money options are calculated by multiplying the number of options by the difference between the fair market value of the underlying shares of common stock and the exercise price of the options. For the purpose of this table, the fair market value of the common stock is deemed to be $31.59, which is the average of the high and low sale prices of the common stock reported for transactions effected on the New York Stock Exchange on December 31, 1998.

RETIREMENT PLANS

     CAPITAL APPRECIATION PLAN FOR EXECUTIVES. In 1998 the Company established the Capital Accumulation Plan for Executives (the "CAPE") as a nonqualified, contributory retirement plan for the benefit of its executive officers and other key salaried employees. The CAPE is intended to encourage long-term service with the Company and provide participants with a retirement benefit in lieu of a pension. Under the CAPE, participants are permitted to defer receipt of a portion of their cash compensation from the Company paid in the form of base salary and annual incentive bonus. The maximum deferral percentages are 50% of salary and 50% of bonus. Participants earn interest on their deferred compensation at (a) a "termination rate" equal to the Moody's Average Corporate Bond Yield Index as published by Moody's Investors Service, Inc. (the "Moody's Rate"), (b) a higher "retirement rate" equal to the Moody's Rate plus 2.5%, and
(c) so long as a participant is employed by the Company, an even higher "premium rate" as determined by the Human Resources Committee from time to time if the Company achieves certain financial targets. In 1998 the effective termination, retirement and premium rates of interest under the CAPE were approximately 6.9%, 9.4% and 10.4%, respectively. A participant is entitled to receive a benefit under the CAPE equal to the balance in his or her "retirement account", with interest measured at the retirement rate (plus any applicable premium rate), upon the termination of the participant's employment with the Company by reason of "retirement" or "total and permanent disability" or within 24 months after a "change in control" of the Company. A participant is entitled to receive a benefit under the CAPE equal to the balance in his or her "termination account", with interest measured at the termination rate, upon the termination of the participant's employment with the Company for any other reason. The termination and retirement benefits under the CAPE may be paid as a lump sum and/or in installments as elected by the participant. The Company funds future payments under the CAPE through the purchase of life insurance. The insurance policies are owned by the Company, and participants have no rights in the policies or the benefits payable thereunder. The Company expects to recover the insurance premiums and the net cost of benefits paid under the CAPE through the operation of the insurance policies.

     EXECUTIVE DEFERRED COMPENSATION PLAN. Certain of the Company's executive officers continued to participate during 1998 in the Executive Deferred Compensation Plan (the "EDCP"), a nonqualified, contributory retirement plan established by the former Promus Hotel Corporation for the benefit of its key salaried employees. Like its successor, the CAPE, the EDCP was intended to encourage long-term service with the Company and provide participants with a retirement benefit in lieu of a pension. Under the EDCP, participants originally were permitted to defer receipt of a portion of their cash compensation from the Company paid in the form of base salary and annual incentive bonus. In 1998 the Company amended the EDCP to allow participants to defer only up to 50% of their bonus. Participants earn interest on their deferred compensation at a "termination rate" and a "retirement rate". Under the EDCP, as amended, the "termination rate" is equal to the greater of 8.5% or the prime rate announced by Citibank, N.A., at the beginning of each quarter (the "Citibank Prime Rate"), and the "retirement rate" is equal to 15.5% for deferrals prior to 1996 and 13.0% for deferrals after 1995. A participant is entitled to receive a benefit under the EDCP equal to the balance in his or her "retirement account", with interest measured at the retirement rate, upon the termination of the participant's employment with the Company by reason of "retirement" or "total and permanent disability" or within 24 months after a "change in control" of the Company. A participant is entitled to receive a benefit under the EDCP equal to the balance in his or her "termination account", with interest measured at the termination rate, upon the termination of the participant's employment with the Company for any other reason. The termination and retirement benefits under the EDCP may be paid as a lump sum and/or in installments as elected by the participant. As with the CAPE, the Company funds future payments under the EDCP through the purchase of life insurance. The insurance policies are owned by the Company, and participants have no rights in the policies or the benefits payable thereunder. The EDCP was closed to additional participants and further deferrals in 1997, and the CAPE was substituted as the deferred compensation plan available to the Company's executive officers for 1998 and beyond.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. In 1998 the Company maintained the Doubletree Hotels Corporation Supplemental Executive Retirement Plan (the "Doubletree SERP") as a nonqualified, non-contributory retirement plan for the benefit of two executive officers, Richard M. Kelleher and William L. Perocchi. Under the Doubletree SERP, participants were entitled to receive retirement benefits based on their age at retirement and average annual compensation in the form of salary and bonus for the three fiscal years prior to retirement. Messrs. Kelleher and Perocchi resigned from the Company on December 3, 1998, and January 11, 1999, respectively. Upon their departures, the Company paid $5,413,094 to Mr. Kelleher and $2,350,190 to Mr. Perocchi in January 1999 as lump-sum distributions of their retirement benefits under the Doubletree SERP. In addition, the Company made tax "gross up" payments in the amounts of $464,574 to Mr. Kelleher and $169,551 to Mr. Perocchi to reimburse them for the excise tax payable under Section 4999 of the Internal Revenue Code with respect to such distributions plus all income, excise and other taxes related to such "gross up" payments.

EMPLOYMENT AGREEMENTS

     NORMAN P. BLAKE, JR. Norman P. Blake, Jr., serves as the Chairman of the Board, President and Chief Executive Officer of the Company under an employment agreement entered into on December 3, 1998. The term of the agreement is for three years. Mr. Blake's initial base salary was set at $700,000. The Human Resources Committee will review his base salary on an annual basis to consider appropriate merit increases. The agreement provides that Mr. Blake's target bonus under the Company's management bonus plan will be at least 60% of his base salary, and that his maximum bonus under the plan will be 100% of his base salary. The Company agreed to pay Mr. Blake at least his target bonus for 1999.

     In accordance with the employment agreement, Mr. Blake received two option awards from the Company totaling 600,000 shares of common stock on December 3, 1998. One option award is exercisable for the purchase of 500,000 shares of common stock at a price equal to the fair market value on the date of grant, while the other is exercisable for the purchase of 100,000 shares at a price of $50 per share. All such options have a 10-year term and will vest ratably over a three-year period. The agreement also commits the Company to grant options to purchase a minimum of 200,000 shares of common stock to Mr. Blake pursuant to the Company's annual option award program. All such options will have an exercise price equal to the fair market value of the common stock on the date of grant, will have a ten-year term, and will vest ratably over a four-year period.

     As part of his employment agreement, Mr. Blake committed to spend at least $1,000,000 to purchase common stock within 180 days after the effective date of the agreement. In fulfillment of this obligation,

Mr. Blake purchased 32,000 shares of common stock at a total purchase price of $1,038,750 on December 7, 1998.

     If Mr. Blake's employment is terminated by the Company without "cause" or if he resigns for "good reason", the employment agreement requires the Company to pay severance to Mr. Blake in a lump-sum amount equal to three times the sum of (a) his then current annual base salary, (b) a "bonus amount" equal to the greater of (i) his then current target annual incentive bonus or (ii) his annual incentive bonus for the prior year, and (c) a benefit allowance equal to 25% of his then current annual base salary. In such case, the Company also must pay to Mr. Blake a prorated portion of his bonus amount and provide him with certain other customary severance benefits. The definitions of "cause" and "good reason" are generally typical of those found in severance agreements for executive officers, except that the definition of "good reason" also applies to the failure of (w) Mr. Blake's right to name the replacements for three directors who resigned in December 1998, (x) Mr. Blake's right to recommend nominees for election to the Board of Directors at the 1999, 2000 and 2001 annual meetings of shareholders if a vacancy occurs due to resignation, retirement or failure of performance, (y) the Board's commitment to create a Nominating and Corporate Governance Committee and a Finance Committee each consisting of up to three non-employee directors, and (z) Mr. Blake's right to recommend the members of the Board's committees. The agreement also commits the Company to reimburse Mr. Blake for any excise tax payable under Section 4999 of the Internal Revenue Code with respect to any payment or distribution to or for the benefit of Mr. Blake relating to his employment plus all income, excise and other taxes related to such "gross up" payment. The employment agreement provides that if Mr. Blake incurs a "covered termination" under his severance agreement with the Company, he will be entitled, with certain limited exceptions, to the rights, payments and benefits provided under the severance agreement in lieu of those that otherwise would apply under the employment agreement by virtue of such termination.

     OTHER EXECUTIVE OFFICERS.  Raymond E. Schultz, Richard M. Kelleher, William
L. Perocchi and Thomas L. Keltner (collectively, the "Other Executive Officers") entered into employment agreements with the Company on December 19, 1997. The employment agreements of the Other Executive Officers are substantially the same as Mr. Blake's employment agreement in all material respects, except that (a) Mr. Schultz's agreement provided for a term extending until December 31, 1999, while Messrs. Kelleher's, Perocchi's and Keltner's agreements provided for a term of five years, subject to extension on an annual basis thereafter; (b) the initial base salaries of the Other Executive Officers were set at $600,000 for Mr. Schultz, $500,000 for Mr. Kelleher, $350,000 for Mr. Perocchi, and $300,000 for Mr. Keltner; (c) the agreements of the Other Executive Officers did not specify any target or maximum bonus percentages under the Company's management bonus plan; (d) their agreements did not provide for the granting by the Company of any stock options upon the commencement of their employment; (e) they did not require the Other Executive Officers to purchase any common stock; (f) the agreements of Messrs. Kelleher and Perocchi contained provisions affirming their rights and benefits under the Doubletree SERP; (g) Mr. Kelleher's agreement contained provisions relating to his future advancement within the executive management ranks of the Company; and (h) the definition of "good reason" in the Other Executive Officers' agreements did not contain provisions relating to the Board of Directors and its committees.

     Messrs. Schultz and Kelleher resigned from the Company on December 3, 1998, and Mr. Perocchi resigned from the Company on January 11, 1999. Upon Mr. Schultz's departure, the Company paid him in December 1998 pursuant to his employment agreement $3,432,503 of severance, $346,154 as a prorated bonus for 1998, and $370,990 of accrued sick pay and vacation pay benefits. The Company paid severance and other amounts to Messrs. Kelleher and Perocchi pursuant to their severance agreements. See "-- Severance Agreements -- Other Executive Officers."

SEVERANCE AGREEMENTS

     NORMAN P. BLAKE, JR. The Company entered into a severance agreement with Norman P. Blake, Jr., on January 13, 1999. The severance agreement is intended to induce Mr. Blake to remain in the employ of the Company and to reinforce and encourage his continued attention and dedication to his assigned duties without distraction in the face of a possible "reorganization event" involving the Company. The term of the agreement extends until December 31, 1999, subject to annual extension thereafter unless the Company elects not to renew the agreement. A "reorganization event" is defined in the agreement generally as the occurrence of any of the following events: (a) any person becomes the beneficial owner of 25% or more of the Company's outstanding voting securities, (b) during any period of two consecutive years individuals who at the beginning of such period were members of the "incumbent board" cease for any reason to constitute a majority thereof; or (c) the holders of the Company's voting securities approve of (i) a merger or consolidation of the Company with any other corporation unless the Company's outstanding voting securities immediately prior to the transaction represent at least 66 2/3% of the surviving entity's outstanding voting securities immediately after the transaction, (ii) an agreement for the sale or disposition of all or substantially all of the Company's assets, or (iii) a plan of complete liquidation of the Company. If the Company terminates Mr. Blake's employment without "cause" or if he gives notice of his voluntary termination for any reason, in either case within a "coverage period" of two years following the consummation of a reorganization event involving the Company, the agreement requires the Company to pay severance to Mr. Blake in a lump-sum amount equal to three times the sum of (x) his then current annual base salary, (y) a "bonus amount" equal to the greater of (i) his then current target annual incentive bonus or (ii) his annual incentive bonus for the prior year, and (z) a benefit allowance equal to 25% of his then current annual base salary. The Company also must pay to Mr. Blake a prorated portion of his bonus amount and provide him with certain other customary severance benefits. The agreement also commits the Company to reimburse Mr. Blake for any excise tax payable under Section 4999 of the Internal Revenue Code with respect to any payment or distribution to or for the benefit of Mr. Blake relating to his employment plus all income, excise and other taxes related to such "gross up" payment. The severance agreement provides that if Mr. Blake's "covered termination" under the severance agreement also constitutes a termination by the Company without "cause" or a resignation by Mr. Blake for "good reason" under his employment agreement with the Company, he will be entitled, with certain limited exceptions, to the rights, payments and benefits provided under the severance agreement in lieu of those that otherwise would apply under the employment agreement by virtue of such termination.

     OTHER EXECUTIVE OFFICERS. The former Promus Hotel Corporation ("Old Promus") entered into severance agreements with Raymond E. Schultz and Thomas L. Keltner as of September 1, 1997. Doubletree Corporation ("Doubletree") entered into severance agreements with Thomas W. Storey and M. Ann Rhoades as of September 15, 1997, and with Richard M. Kelleher and William L. Perocchi as of December 17, 1997. On December 18, 1997, Old Promus and Doubletree assigned all of their rights and benefits under the severance agreements to the Company, and the Company assumed all of the obligations of Old Promus and Doubletree under the severance agreements. On December 19, 1997, Old Promus and Doubletree effected a business combination pursuant to which each entity became a wholly owned subsidiary of the Company (the "Merger").

     The severance agreements of Messrs. Schultz, Kelleher, Perocchi, Keltner and Storey and Ms. Rhoades are substantially the same as Mr. Blake's severance agreement in all material respects, except that (a) the Merger constituted a "reorganization event" under Messrs. Kelleher's, Perocchi's, Keltner's and Storey's and Ms. Rhoades' severance agreements; (b) Messrs. Kelleher's and Perocchi's severance agreements required that they be paid their benefits under the Doubletree SERP in the event of a "covered termination" thereunder; and (c) Mr. Storey's and Ms. Rhoades' severance agreements do not include voluntary termination for any reason as a specific "covered termination" giving rise to severance benefits, but they do provide for termination by Mr. Storey and Ms. Rhoades for "good reason" which includes, among other things, voluntary termination for any reason following the first anniversary of the consummation of a reorganization event.

     Messrs. Schultz and Kelleher resigned from the Company on December 3, 1998, and Mr. Perocchi resigned from the Company on January 11, 1999. The Company paid severance and other amounts to Mr. Schultz pursuant to his employment agreement. See "-- Employment Agreements -- Other Executive Officers." Upon Mr. Kelleher's departure, the Company paid him in January 1999 pursuant to his severance agreement $2,835,000 of severance, $295,452 as a prorated bonus for 1998, $204,385 of accrued sick pay and vacation pay benefits, and $2,026,395 as a tax "gross up" payment to reimburse him for the excise tax payable under Section 4999 of the Internal Revenue Code with respect to such payments plus all income, excise and other taxes related to such "gross up" payment. Upon Mr. Perocchi's departure, the Company paid him in January 1999 pursuant to his severance agreement $1,912,500 of severance, $200,000 as a bonus for 1998, $15,890 as a prorated bonus for 1999, $136,892 of accrued sick pay and vacation pay benefits, and $1,020,862 as a tax "gross up" payment to reimburse him for the excise tax payable under Section 4999 of the Internal Revenue Code with respect to such payments plus all income, excise and other taxes related to such "gross up" payment.

     Ms. Rhoades has notified the Company of her intention to resign in April 1999. It is anticipated that upon Ms. Rhoades' departure, the Company will pay her in April 1999 pursuant to her severance agreement approximately $1,161,948 of severance, $24,411 as a prorated bonus for 1999, $49,564 of accrued sick pay and vacation pay benefits, and $617,497 as a tax "gross up" payment to reimburse her for the excise tax payable under Section 4999 of the Internal Revenue Code with respect to such payments plus all income, excise and other taxes related to such "gross up" payment.

     See "-- Retention Agreements" for information regarding the amendment of the severance agreements of Messrs. Keltner and Storey.

RETENTION AGREEMENTS

     The Company entered into short-term and long-term retention agreements with Thomas L. Keltner and Thomas W. Storey (collectively, the "Remaining Executives") in March 1999 as inducements for them to remain with, and devote their best efforts to the success of, the Company. Under the short-term retention agreements, the Remaining Executives agreed to amend their severance agreements to exclude the Merger from the definition of a "reorganization event" thereunder. The effect of the amendment is to eliminate the right of the Remaining Executives to receive any payment or benefit under their severance agreements arising from the Merger. In exchange for the amendment, the Company agreed to credit $525,000, together with interest as provided for in the CAPE measured from January 1, 1999, to the account of each Remaining Executive under the CAPE effective as of June 30, 1999, provided that he is employed by the Company or one of its affiliates on such date. Under the long-term retention agreements, the Company agreed to credit $1,050,000 to the account of each Remaining Executive under the CAPE in two equal installments of $525,000 effective as of January 1, 2000, and January 1, 2001, as consideration for remaining in the employ of the Company during a "retention period" ending on January 1, 2001. Under both the short-term and long-term retention agreements, if the employment of a Remaining Executive is terminated by the Company without "cause", by him with "good reason", or due to his death or "permanent and total disability" prior to the effective date for the Company to make a CAPE credit, then any portion of the CAPE credit(s) that have not yet been made will be made as of the date immediately prior to the termination of employment. If the Remaining Executive's employment terminates for any other reason, he will lose all rights to that portion of the CAPE credit(s) that have not yet been made as of the date of termination. Both agreements require the Company to reimburse the Remaining Executives for any excise tax payable under Section 4999 of the Internal Revenue Code with respect to any payment or distribution to or for the benefit of the Remaining Executives relating to their employment plus all income, excise and other taxes related to such "gross up" payment.

COMPARISON OF TOTAL SHAREHOLDER RETURNS

     The graph below compares the cumulative total shareholder returns for the period from December 19, 1997, to December 31, 1998, for the Company's common stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), the Standard & Poor's Lodging-Hotels Index (the "S&P Lodging Index"), and a Company-selected peer group index consisting of Marriott International, Inc., Hilton Hotels Corporation, and Choice Hotels International, Inc. (collectively, the "Peer Group Index"). The graph assumes that $100 was invested on December 19, 1997 (when trading in the Company's common stock commenced on the New York Stock Exchange following the Merger) in the Company's common stock, the S&P 500 Index, the S&P Lodging Index, and each of the companies in the Peer Group Index, and that all dividends were reinvested. Total returns for the S&P 500 Index, S&P Lodging Index, and Peer Group Index are weighted based on the market capitalization of the companies included therein. Historic stock price performance is not indicative of future stock price performance. The Company does not make or endorse any prediction as to future stock price performance.

                      CUMULATIVE TOTAL SHAREHOLDER RETURNS
          BASED ON REINVESTMENT OF $100 BEGINNING ON DECEMBER 19, 1997
                                    (CHART)

                                                      12/19/97    12/31/97    12/31/98
                                                      --------    --------    --------
          Promus Hotel Corporation................      $100        $111        $ 86
          S&P 500 Index...........................       100         102         131
          S&P Lodging Index.......................       100         100          82
          Peer Group Index........................       100         110          74

                                               Source: Research Data Group, Inc.

            ITEM 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, subject to shareholder ratification. The appointment was made at the recommendation of the Audit Committee.

     Arthur Andersen LLP audited the Company's financial statements for 1998. Representatives of Arthur Andersen LLP will be present at the meeting. They will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999. If the shareholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the Board of Directors.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by the shareholders, the proxy holders will vote the shares of common stock represented by proxies in the enclosed form that are returned to the Company as recommended by the Board of Directors or, if no recommendation is given, as they may determine in their own discretion.

                             ADDITIONAL INFORMATION
SOLICITATION OF PROXIES

     The Company has retained D. F. King & Co., Inc. ("King") to solicit proxies in the enclosed form. For these services, the Company will pay King a fee of $5,500 and will reimburse it for certain out-of-pocket expenses. These proxy solicitation costs will be borne by the Company. Directors, officers and other employees of the Company also may solicit proxies without any additional compensation. The solicitations will be made through the mail and may also be made in person or by telephone, facsimile or other electronic means. The Company requests that brokerage firms and other nominees forward the proxy solicitation materials to the beneficial owners of the shares of common stock held of record by such nominees and will reimburse them for their reasonable forwarding expenses.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws. To be eligible for inclusion, shareholder proposals must be received by the Secretary of the Company no later than November 26, 1999.

     In addition, the Company's bylaws provide for notice procedures to recommend a person for nomination as a director and to propose other business to be considered by shareholders at an annual meeting. In addition to any other applicable requirements, the Company's bylaws require that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely written notice thereof, containing the information required by the bylaws, to the Secretary of the Company. To be timely, a shareholder's notice containing the information required by the bylaws must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by a shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.

                                          By Order of the Board of Directors,
                                          /s/ J. KENDALL HUBER
                                          J. Kendall Huber
                                          Secretary
March 29, 1999

                                 (PROMUS LOGO)

-

                                                                      APPENDIX A

                                 (PROMUS LOGO)

     755 CROSSOVER LANE - MEMPHIS TENNESSEE 38117-4900 - PHONE 901-374-5000

                                 March 29, 1999

Dear Shareholder:

     It is a great pleasure to have this opportunity to provide you with our 1998 Annual Report and the Proxy Statement for our 1999 Annual Meeting of Shareholders. The Annual Report discusses the growth and the earnings achieved in 1998 as well as our strategy for continued growth into the future. The Proxy Statement provides you with information relating to the business to be conducted at the annual meeting.

     We have, and will continue to achieve, the highest level of guest satisfaction while generating good returns for our investors.

     Thank you for your interest and ownership in Promus Hotel Corporation.

                                          Regards,
                                          /s/ NORMAN P. BLAKE, JR.
                                          Norman P. Blake, Jr.
                                          Chairman of the Board, President
                                          and Chief Executive Officer

PROXY                                                                      PROXY
                            PROMUS HOTEL CORPORATION
        1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The 1999 Annual Meeting of Shareholders of Promus Hotel Corporation (the "Company") will be held in the Winegardner Auditorium at Dixon Gallery & Gardens, 4339 Park Avenue, Memphis, Tennessee, on April 30, 1999, beginning at 11:00 a.m. (Memphis time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated March 29, 1999, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the shareholders at the meeting.

    The undersigned hereby appoints Norman P. Blake, Jr., Dan L. Hale, and J. Kendall Huber, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of common stock of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 1999 Annual Meeting of Shareholders and any postponement or adjournment thereof, in accordance with the directions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.

    The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as follows:

1. ELECTION OF FIVE CLASS II DIRECTORS to serve on the Company's Board of Directors for a three-year term.

  [ ] FOR all nominees listed below (except as otherwise indicated*)
  [ ] WITHHOLD AUTHORITY for all nominees listed below

  * Instruction: To withhold authority to vote for any director nominee, draw a line through the name of the nominee in the list below.

           John H. Dasburg, Dale F. Frey, Michael I. Roth, Jay Stein,
                             Anne Marie Whittemore

2. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

                                  (PROMUS MAP)

    This proxy is solicited on behalf of the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no such direction is made, this proxy will be voted FOR each of the matters described above.

                                  -------------------------   --------------
                                  Signature of shareholder*   Date


                                  -------------------------   --------------
                                  Signature of shareholder*   Date

                                  * Please sign your name as it appears on this proxy. Joint owners each should sign. When signing as trustee, administrator, executor, attorney, etc., please indicate your full title as such. Corporations should sign in full corporate name by President or other authorized officer. Partnerships should sign in full partnership name by authorized partner.